PolarityTE Provides Corporate Update on Company Progress

SALT LAKE CITY, June 18, 2018 – PolarityTE, Inc. (Nasdaq: COOL), a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products for the fields of medicine, biomedical engineering and material sciences, today announced an update on the Company’s progress. Over the last several months PolarityTE has achieved multiple milestones and continues to execute on its strategy to commercialize SkinTE and position the Company for growth. Some recent items to note include:

●	The successful completion of Stage 1 of SkinTE commercialization—a limited marketed release designed to optimize delivery and deployment logistics and add further clinical evidence to support the use of SkinTE.
●	The initial launch of the PolarityTE Real-Time Assistant (RTA), our real-time digital product support system which puts providers in touch with the provider-led PolarityTE Clinical Operations team 24 hours a day.
●	The fluid transition into Stage 2 of SkinTE commercialization—a scaled regional market release targeting select major metropolitan areas, with a progressive focus on revenue generation from SkinTE sales since the close of the second quarter.
●	Continued aggregation of clinical evidence via physician experience, physician adoption, and a head-to-head trial comparing the standard of care split thickness skin graft to SkinTE.
●	Expansion of the Company’s shareholder base and enhanced balance sheet following two recent successful public offerings that resulted in approximately $90M of net proceeds expected to be used for the acceleration of advanced product development and commercialization growth efforts.
●	The strategic growth acquisition of the region’s only Pre-Clinical GLP Contract Research Organization (CRO) and development of PolarityRD. The fully-operational and profitable CRO business, facility and team is expected to continue to deliver high-quality work to outside parties, while the advanced PolarityTE pre-clinical product prototypes and technologies will be separately monitored and developed by the Johns Hopkins recruit and Chief Veterinary Officer, Caroline Garrett DVM.
●	The Company now employs approximately 80 full-time individuals (nearly half with advanced degrees), up from 18 employees as of June 2017.
●	Twelve of the Company’s U.S. trademark applications have been allowed and the Company is now in the active prosecution phase with all three of its U.S. non-provisional patent applications: U.S. Application No. 14/954,335 published as US 2016/0151540; U.S. Application No. 15/650,656 published as US 2018/0154043; and U.S. Application No. 15/650,659 published as US 2018/0154044. The Company continues to actively file patent and trademark applications to protect its intellectual property and build out its patent portfolio as it relates to core cell-tissue biotechnologies and advanced related technology derivates (RTDs).
●	The confirmation of a Key Opinion Leader (KOL) Summit to be held on Monday, June 25th where multiple physicians will highlight current treatment options for burns, wounds and skin defects, and the potential for new therapies in the field.

Denver Lough, CEO said, “After making tremendous progress and executing on key operational milestones in 2017, we are very pleased that the Company has continued to execute on its growth strategy in the first half of 2018, and we are excited to see this strong progress continue through the year. Our growing team has been delivering on numerous key objectives, focusing first on our scaled launch of SkinTE, while also delivering on numerous strategic objectives such as fortifying our capital reserves, broadening the shareholder base, making key additions to management, and acquiring assets and business lines to further accelerate our research and development capabilities as we aim to bring more products from our pipeline to market.”

About PolarityTE™

PolarityTE is a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. The PolarityTE platform technology begins with a small piece of the patient’s own, or autologous, healthy tissue, rather than artificially manipulated individual cells. From this small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to enhance and stimulate the patient’s own cells to regenerate the target tissues. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures with the patient’s own tissue and uses the patient’s own body to support the regenerative process to create the same tissue from which it was derived. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

About SkinTE™
SkinTE is intended to be used by physicians or other appropriate healthcare providers for homologous uses of skin tissues/integument. Patients who have suffered from an event, disease, process or acquired deficit that results in the functional loss or void of skin/integument systems can receive SkinTE as an adjunct and/or in place of split-thickness skin grafting, full-thickness grafting, temporizing skin coverage and/or skin substitute products.

SkinTE is for autologous use only. Aseptic technique during harvest and deployment of SkinTE is mandatory.

SkinTE is regulated by the FDA as an HCT/P solely under Section 361 of the Public Health Service Act and 21 CFR 1271. The FDA has specific regulations governing HCT/Ps. HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act and 21 CFR 1271 (361 HCT/Ps) are not subject to pre-market clearance or approval requirements, but are subject to post-market regulatory requirements.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, POLARITYIS, and SKINTE are all trademarks or registered trademarks of PolarityTE, Inc.

CONTACT

Investors:

Rich Haerle

PolarityTE, Inc.

ir@PolarityTE.com

(385) 831-5284

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

(617) 535-7743

Media:

David Schull

Russo Partners LLC

David.Schull@RussoPartnersLLC.com

(858) 717-2310